POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints Michael B. Lenard, the Executive Vice President, Secretary, Counselor and Director of Paladin Realty Income Properties, Inc. (the "Company") and John A. Gerson, the Executive Vice President, Chief Financial Officer and Director of the Company, as the true and lawful agents and attorneys-in-fact of the undersigned with full power to appoint a substitute or substitutes to act hereunder for the undersigned, and in his name to execute and file with the Securities Exchange Commission on behalf of the undersigned, or on behalf of any trust with respect to which the undersigned serves as trustee, any Form 3s, Form 4s or Form 5s (or any amendments thereto) required to be so executed and filed by the undersigned or any such trust with respect to which the undersigned serves as trustee under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations promulgated thereunder.

      The undersigned herby gives to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, full power and authority to determine in his sole discretion the time when, purpose for, and manner in which any powers herein conferred shall be exercised.  The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact, or any substitute or substitutes, may do by virtue hereof.  This Power of Attorney shall remain valid and in full force and effect until the earlier of (i) the date on which the undersigned is no longer subject to the reporting requirements under Section 16(a) of the Act and the rules and regulations promulgated thereunder, and (ii) the date on which this Power of Attorney is revoked in writing by the undersigned.

 IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney this 17th  day of March, 2006.

Signature /s/ Michael L. Meyer

Print Name Michael L. Meyer